Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF

SOW GOOD INC.

(a Nevada corporation)

INTO

BLACK RIDGE OIL & GAS, INC.

(a Nevada corporation)

This Agreement and Plan of Merger is entered into effective as of January 20, 2021, by and between, Black Ridge Oil & Gas, Inc., a Nevada corporation ("Black Ridge") and Sow Good Inc., a Nevada corporation ("Sow Good").

WHEREAS, Sow Good is a wholly-owned subsidiary of Black Ridge;

WHEREAS, the boards of directors of Sow Good and Black Ridge deem it advisable and in the best interests of their respective companies and shareholders that Sow Good be merged with and into Black Ridge, with Black Ridge remaining as the surviving corporation under the name "Sow Good Inc.";

WHEREAS, the board of directors of Sow Good has approved the plan of merger embodied in this Agreement; and

WHEREAS, the board of directors of Black Ridge has approved the plan of merger embodied in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto do hereby agree to merge on the terms and conditions herein provided, as follows:

Article I.     THE MERGER

Section 1.01        The Merger.  Upon the terms and subject to the conditions hereof, on the Effective Date (as hereinafter defined), Sow Good shall be merged with and into Black Ridge in accordance with the applicable laws of the State of Nevada (the "Merger").  The separate existence of Sow Good shall cease, and Black Ridge shall be the surviving corporation under the name "Sow Good Inc." (as renamed, the "Surviving Corporation") and shall be governed by the laws of the State of Nevada.

Section 1.02        The Effective Date.  The Merger shall become effective on the date and at the time (the "Effective Date") that:

(a)               the Articles of Merger, in substantially the form previously circulated among the Boards of Directors of Black Ridge and Sow Good, that the parties hereto intend to deliver to the Secretary of State of the State of Nevada, are accepted and declared effective by the Secretary of State of the State of Nevada; and

(b)               after satisfaction of the requirements of the laws of the State of Nevada.

Section 1.03        Articles of Incorporation.  On the Effective Date, the Articles of Incorporation of Black Ridge, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation except that Article 1 of the Articles of Incorporation of Black Ridge, as the Surviving Corporation, shall be amended to state that the name of the corporation is "Sow Good Inc.".

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Section 1.04        Bylaws.  On the Effective Date, the Bylaws of Black Ridge, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the bylaws of the Surviving Corporation.

Section 1.05        Directors and Officers.  The directors and officers of Black Ridge immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation, until their successors shall have been duly elected and qualified or until otherwise provided by law, the Articles of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

Article II.     CONVERSION OF SHARES

Section 2.01        Common Stock of Black Ridge.  Upon the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock of Black Ridge, par value of $0.0001 per share, issued and outstanding immediately prior to the Effective Date shall be changed and converted into one fully paid and non-assessable share of the common stock of the Surviving Corporation, par value of $0.0001 per share (the "Survivor Stock").

Section 2.02        Common Stock of Sow Good.  Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of Sow Good, par value of $0.001 per share, issued and outstanding immediately prior to the Effective Date shall be cancelled.

Section 2.03         Options and Warrants. The Surviving Corporation agrees to honor all validly issued and outstanding stock options, stock awards, and warrants to purchase the stock of Black Ridge as stock options, stock awards, and warrants to purchase the designated stock of the Surviving Corporation pursuant to the terms of such validly issued and outstanding stock options, stock awards, and warrants, as the case may be.

Article III.     EFFECT OF THE MERGER

Section 3.01        Rights, Privileges, Etc.  On the Effective Date of the Merger, the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of Sow Good and Black Ridge; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of Sow Good and Black Ridge on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without further act or deed; title to any real estate, or any interest therein vested in Sow Good or Black Ridge, shall not revert or in any way be impaired by reason of this merger; and all of the rights of creditors of Sow Good and Black Ridge shall be preserved unimpaired, and all liens upon the property of Sow Good or Black Ridge shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it.

Section 3.02        Further Assurances.  From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Sow Good such deeds and other instruments, and there shall be taken or caused to be taken by it such further other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation the title to and possession of all the property, interest, assets, rights, privileges, immunities, powers, franchises and authority of Sow Good and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Sow Good or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

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Article IV.     GENERAL

Section 4.01        Abandonment.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by mutual written agreement of Sow Good and Black Ridge.

Section 4.02        Amendment.  At any time prior to the Effective Date, this Agreement may be amended or modified in writing by the board of directors of both Sow Good and Black Ridge.

Section 4.03        Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

Section 4.04       Counterparts.  In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

Section 4.05        Electronic Means.  Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereof.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date set forth above.

BLACK RIDGE OIL & GAS, INC.,
a Nevada corporation

/s/ Claudia Goldfarb
By:	Claudia Goldfarb
Its:	Chief Executive Officer

SOW GOOD INC.,
a Nevada corporation

/s/ Claudia Goldfarb
By:	Claudia Goldfarb
Its:	President

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